AMENDMENT NO. 1 TO THE RENEWED RIGHTS AGREEMENT
                 -----------------------------------------------


         AMENDMENT NO. 1, dated as of November 17, 2003 (this "Amendment"), to the RENEWED RIGHTS AGREEMENT, dated as of August 19, 1997 between IONICS, INCORPORATED, a Massachusetts corporation (the "Company"), and EQUISERVE TRUST COMPANY, N.A. (as successor to BankBoston, N.A.), as Rights Agent (the "Rights Agreement"). All terms not otherwise defined herein shall have the meanings given such terms in the Rights Agreement. Unless otherwise specified herein, all section references made herein are references to sections in the Rights Agreement.

                              W I T N E S S E T H:

         WHEREAS, on December 22, 1987, the Board of Directors of the Company (the "Board") adopted a stockholder rights plan (the "Existing Rights Plan") and executed a Rights Agreement between the Company and the Rights Agent (the "1987 Agreement");

         WHEREAS, the Existing Rights Plan expired on December 31, 1997;

         WHEREAS, on August 19, 1997 the Board determined it desirable and in the best interests of the Company and its stockholders for the Company to renew the Existing Rights Plan upon its expiration and to implement such renewal by executing the Rights Agreement;

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may cause the Rights Agreement to be amended at any time prior to the Distribution Date without the approval of any holders of certificates representing shares of Common Stock of the Company;

         WHEREAS, on November 2, 2003, the Board authorized and approved the acquisition by the Company of Ecolochem, Inc., Ecolochem S.A.R.L., Moson Holdings, LLC and Ecolochem International, Inc. and their subsidiaries (the "Ecolochem Acquisition") as provided under that certain Purchase Agreement (the "Purchase Agreement") dated as of November 18, 2003 among the Company and the individuals and entities listed on Exhibit A thereto (the "Sellers");

         WHEREAS, in connection with the Ecolochem Acquisition, the Company intends to issue to Sellers shares of the Common Stock of the Company pursuant to the Purchase Agreement (the "Shares Sale") (which will be deemed Beneficially Owned by the Sellers under the Rights Agreement);

         WHEREAS, in connection with the Ecolochem Acquisition, the Company and Sellers intend to enter into that certain Stockholders Agreement contemplated by the Purchase Agreement (the "Stockholders Agreement") granting certain rights to, and imposing certain restrictions on, Sellers with respect to shares of Common Stock of the Company; and

         WHEREAS, in anticipation of and in connection with the Ecolochem Acquisition and Shares Sale, on November 2, 2003, the Board authorized and approved an amendment of the Rights Agreement for the express purpose of rendering the Rights Agreement inapplicable to the Transaction (as defined in the Purchase Agreement), including without limitation, the Shares Sale and the other transactions contemplated by the Purchase Agreement;

         NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Notwithstanding anything to the contrary in the Rights Agreement, the Rights Agreement shall not apply to, and none of the Sellers will become an Acquiring Person upon, and no Distribution Date, Section 11(a)(ii) Event, Stock Acquisition Date or Triggering Event will occur as a result of, (i) the approval, execution, delivery, consummation or performance of the Purchase Agreement, (ii) the announcement of the Ecolochem Acquisition or Shares Sale,
(iii) the consummation of the Transaction, or (iv) following the consummation of the Transaction, the sale, disposition, conveyance or other transfer by any Sellers or their Permitted Transferees (as such term is defined in the Stockholders Agreement) to any Permitted Transferees of shares of Common Stock of the Company issued to Sellers pursuant to the Purchase Agreement.

         2. The definition of "Acquiring Person" set forth in Section 1(a) is hereby amended and restated in its entirety as follows:

            "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (each as hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include an Exempt Person or the 2003 Special Exempt Persons (each as hereinafter defined).

         3. A new definition is hereby added to Section 1 as Section 1(uu), which such new definition shall read in its entirety as follows:

            "2003 Ecolochem Purchase Agreement" shall mean that certain Purchase Agreement dated as of November 4, 2003 among the Company and the Persons listed on Exhibit A thereto, as amended and supplemented from time to time in accordance with its terms.

         4. A new definition is hereby added to Section 1 as Section 1(vv), which such new definition shall read in its entirety as follows:

            "2003 Ecolochem Stockholders Agreement" shall mean that certain Stockholders Agreement contemplated by the 2003 Ecolochem Purchase Agreement, as amended and supplemented from time to time in accordance with its terms.

         5. A new definition is hereby added to Section 1 as Section 1(ww), which such new definition shall read in its entirety as follows:

            "2003 Special Exempt Persons" shall mean, collectively, (i) the Persons listed on Exhibit A to the 2003 Ecolochem Purchase Agreement (the "Sellers"), (ii) any Permitted Transferee (as such term is defined in the 2003 Ecolochem Stockholders Agreement) of any such Person who becomes a party to the 2003 Ecolochem Stockholders Agreement and (iii) any Persons to whom the shares of Common Stock of the Company issued in the Shares Sale are attributed due to their relationship with any Person described in the immediately preceding clauses (i) and (ii) (but only to the extent of such attribution); provided, however, that each such Person shall cease to be 2003 Special Exempt Persons upon the earliest to occur, subsequent to the execution and delivery of the 2003 Ecolochem Purchase Agreement, of the following events: (A) all Persons described in the immediately preceding clauses (i) and (ii), together with their Affiliates, Associates and Permitted Transferees who become parties to the 2003 Ecolochem Stockholders Agreement, cease to Beneficially Own in the aggregate 15% or more of the shares of Common Stock of the Company then outstanding, or (B) the percentage of outstanding shares of Common Stock of the Company Beneficially Owned by all Persons described in the immediately preceding clauses (i) and (ii), together with their Affiliates, Associates and Permitted Transferees who become parties to the 2003 Ecolochem Stockholders Agreement, exceeds the sum of (x) the lowest percentage of outstanding shares of Common Stock of the Company Beneficially Owned in the aggregate by all Persons described in the immediately preceding clauses (i) and (ii), together with their Affiliates, Associates and Permitted Transferees who become parties to the 2003 Ecolochem Stockholders Agreement, while any such Persons are 2003 Special Exempt Persons, plus (y) 1% (excluding any such changes to ownership resulting solely as a result of a reduction in the number of shares of Common Stock of the Company outstanding due to the repurchase of shares of Common Stock of the Company by the Company), or (C) the percentage of outstanding shares of Common Stock of the Company Beneficially Owned by the Sellers exceeds the sum of (x) that percentage of outstanding shares of Common Stock of the Company issued to the Sellers pursuant to the 2003 Ecolochem Purchase Agreement plus (y) 1% (excluding any such changes to ownership resulting solely as a result of a reduction in the number of shares of Common Stock of the Company outstanding due to the repurchase of shares of Common Stock of the Company by the Company), or (D) the 2003 Ecolochem Purchase Agreement is terminated prior to the issuance of shares of Common Stock of the Company contemplated thereby.

         6. Section 3(a) is hereby amended and restated in its entirety as follows:

            (a) Until the earliest of (i) the Close of Business on the tenth Business Day (or such specified or unspecified later date as may be determined by the Board before the occurrence of a Distribution
            Date) after the Stock Acquisition Date (or, if the tenth Business Day (or such later date) after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date),
            (ii) the Close of Business on the tenth Business Day (or such specified or unspecified later date as may be determined by the Board before the occurrence of a Distribution Date) after the date that a tender or exchange offer by any Person (other than an Exempt Person or, solely with respect to the acquisition of shares of Common Stock of the Company pursuant to the 2003 Ecolochem Purchase Agreement, the 2003 Special Exempt Persons) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act if upon consummation thereof such Person would be the Beneficial Owner of 15% or more of the Common Stock of the Company then outstanding (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraphs (b) and (c) of this Section 3) by the certificates for the Common Stock of the Company registered in the names of the holders thereof (which certificates shall be deemed also to be certificates for Rights) and not by separate certificates and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, substantially in the form attached hereto as Exhibit A (the "Rights Certificates"), evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock of the Company has been made pursuant to Section 11(i) hereof, at the time of distribution of the Rights Certificates, the Company shall not be required to issue Rights Certificates evidencing fractional Rights, but may, in lieu thereof, make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

         7. Section 11(a)(ii) is hereby amended and restated in its entirety as follows:

            (ii) In the event (a "Section 11(a)(ii) Event") that any Person (other than an Exempt Person), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, unless the event causing the 15% threshold to be crossed (A) is a transaction set forth in Section 13(a) hereof, or (B) is an acquisition of shares of Common Stock of the Company pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock of the Company at a price and on terms determined by at least a majority of the Outside Directors, after receiving advice from one or more investment banking firms, to be (x) at a price that is fair to stockholders (taking into account all factors which such members of the Board deem relevant, including without limitation prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (y) otherwise in the best interests of the Company and its stockholders, or (C) is the execution, delivery, consummation and performance of the 2003 Ecolochem Purchase Agreement, or (D) is the sale, disposition, conveyance or other transfer of shares of Common Stock of the Company from one or more Persons, each of whom was a 2003 Special Exempt Person immediately prior to such transaction, to a Person who, immediately following such transaction, is a 2003 Special Exempt Person, then promptly after the date of occurrence of a Section 11(a)(ii) Event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of shares of Common Stock of the Company as shall equal the result obtained by (1) multiplying the then current Purchase Price by the then number of shares of Common Stock of the Company for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event (whether or not such Right was then exercisable) and (2) dividing that product (which following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price per share of Common Stock of the Company on the date of such first occurrence (such number of shares being referred to as the "Adjustment Shares").

         8. Except as amended hereby, the Rights Agreement shall continue in full force and effect.

         9. The laws of the Commonwealth of Massachusetts shall govern the interpretation, validity and performance of the terms of this Amendment, regardless of the law that might be applied under principles of conflicts of laws.

         10. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Renewed Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:

                                          IONICS, INCORPORATED

By:  /s/ Martin G. Schaefer               By: /s/ Stephen Korn
   -------------------------------           -------------------------------
      Name: Martin G. Schaefer                 Name: Stephen Korn
      Title: Corporate Counsel and             Title: Vice President and General
             Assistant Clerk                          Counsel



Attest:

                                          EQUISERVE TRUST COMPANY, N.A.

By:  /s/ Kim Graziano                     By: /s/ Tyler Heynes
   -------------------------------           -------------------------------
      Name: Kim Graziano                       Name: Tyler Heynes
      Title: Account Manager                   Title: Managing Director